EXHIBIT 23.2

                     ACCOUNTANTS' CONSENT



We consent to the incorporation by reference in Registration Statement Nos. 33-35297, 33-56789, and 33-68370 of Thomas & Betts Corporation on Form S-8 and Registration Statement Nos. 33-44153 and 333-20481 of Thomas & Betts Corporation on Form S-3 of our report dated February 6, 1997 (relating to the consolidated financial statements of Augat Inc. {a wholly-owned subsidiary of Thomas & Betts Corporation since December 11, 1996} and subsidiaries, not presented separately herein) appearing as exhibit 99 in this Annual Report on Form 10-K of Thomas & Betts Corporation for the year ended December 29, 1996.




DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 25, 1997